Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE                     Media Contact:    Stacey Karshin
            717-291-2739

Investor Contact:     Jason Weber
717-327-2394

Fulton Financial Corporation Declares Special Cash Dividend

(November 25, 2019) -- LANCASTER, PA. - Fulton Financial Corporation (Nasdaq: FULT) today announced that its Board of Directors has authorized the payment of a special cash dividend of four cents per share on its common stock. The special dividend is payable on December 16, 2019, to shareholders of record as of December 4, 2019.

Fulton paid quarterly cash dividends of twelve cents per share in the first quarter of 2019 and thirteen cents per share in each of the three subsequent quarters in 2019. The Board of Directors is expected to consider the next quarterly cash dividend at its December 2019 meeting.

Fulton Financial Corporation is a $22 billion financial holding company that has approximately 3,600 employees and operates more than 225 financial centers in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton Financial Corporation can be found at www.fult.com.

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